U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES
ACT OF 1933, AS AMENDED

URANIUM ENERGY CORP.
(Exact name of small business issuer as specified in its charter)

NEVADA	98-0399476
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

Austin Centre
710 Brazos, Suite 500 PMB#
Austin, Texas 78701
(Address of Principal Executive Offices)

n/a
(Former name, address and fiscal year, if
changed since last report)

2005 Stock Option Plan for Uranium Energy Corp.
(Full title of the plan)

Diane D. Dalmy
Attorney at Law
8965 W. Cornell Place
Lakewood, Colorado 80227
(Name and address of agent for service)

303.985.9324
(Telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities To be Registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	1,500,000	$1.00 (1)	$1,500,000 (2)	$160.50

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price per Share was determined by the Board of Directors and set contractually. As of the date of this Registration Statement, an aggregate of 6,510,000 stock options have been granted, 1,500,000 stock options have been exercised, and 5,010,000 stock options remain issued and outstanding.

(2)
This Registration Statement relates to such indeterminate number of additional shares of Common Stock of Uranium Energy Corp. (the "Company") as may be issuable as a result of stock splits, stock dividends or similar transactions.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed with or furnished to the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

(i) the latest annual report of the Company filed on Form 10-KSB pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above.

(iii) the registration statement of the Company filed on Form 10-SB pursuant to Section 12(g) of the Exchange Act.

(iv) The description of securities which is contained in the registration statement on Form 10-SB filed by the Company pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which either indicates that all securities offered have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ITEM 4. DESCRIPTION OF SECURITIES.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the securities being registered will be passed upon by Diane D. Dalmy, Esq., General Counsel to the Company, 8965 W. Cornell Place, Lakewood, Colorado 80227.

None of the experts named in the Registration Statement as having prepared or certified a report or counsel for the Company named in the Registration Statement as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration of offering of such securities have or will receive in connection with the offering a substantial interest, direct or indirect, in the Company or its subsidiary, if any, nor was connected with the Company or its subsidiary, if any, as a promoter, managing underwriter, voting trustee, director, officer or employee.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502 of the Nevada Revised Statutes contains provisions for indemnification of the officers and directors of the Company. Nevada law provides for indemnification (which may eliminate any personal liability of a director to the Company or its shareholders for monetary damages for gross negligence or lack of care in carrying out the director's fiduciary duties) if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. A director or officer may be indemnified as to any matter in which he successfully defends himself.

The officers and directors of the Company are accountable to the shareholders of the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs.

A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where the Company has failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company due to a breach of a fiduciary duty by an officer or director of the Company in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company has no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officers of the Company as to which indemnification is being sought.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

In the event certain Stock Options issued under the Stock Option Plan are not registered pursuant to this Registration Statement, the shares of Common Stock to be issued pursuant to an exercise of such Stock Option shall be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

In such event, each optionee, as a condition of exercise, shall represent, warrant and agree in a form of written certificate approved by the Company that (i) all shares of Common Stock are being acquired solely for his own account and not on behalf of any other person or entity; (ii) no shares of Common Stock will be sold or otherwise distributed in violation of the Securities Act of 1933, as amended, or any other applicable federal or state securities laws; (iii) if he is subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, he will (a) furnish the Company with a copy of each Form 4 filed by him and (b) timely file all reports required under the federal securities laws; and (iv) he will report all sales of shares of Common Stock to the Company in writing.

ITEM 8. EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

5.1 Opinion of Diane D. Dalmy, as counsel to the Company, regarding the legality of the securities being registered.

23.1 Consent of Diane D. Dalmy, as counsel to the Company, included in the Opinion as exhibit 5.1.

23.2 Consent of Dale Matheson Carr-Hilton LaBonte as independent public accountants.

99.1 2005 Stock Option Plan.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee.

The undersigned registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the plan who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

The undersigned registrant hereby undertakes (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, if applicable, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blaine, State of Washington, on April 19, 2006.

URANIUM ENERGY CORP.

By: /s/ Amir Adnani Amir Adnani, President/Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacity and on the date indicated.

Signature                                 Title                                 Date

/s/ Randall Reneau                 Chief Exploration Officer/Director                     April 19, 2006
Randall Reneau

/s/ Johnathan Lindsay                       Secretary                            April 19, 2006
Johnathan Lindsay

/s/ Harry Anthony                          Director                             April 19, 2006
Harry Anthony

/s/ D. Bruce Horton                     Chief Financial Officer/ Director                  April 19, 2006
D. Bruce Horton

/s/ Steve Jewett                            Director                            April 19, 2006
Steve Jewett

/s/ Alan Lindsay                            Director                            April 16, 2006
Alan Lindsay